EXHIBIT 99.1

Old Line Bancshares Appoints Rosie Allen-Herring to Board of Directors

President and CEO of United Way NCA Joins the Board at Old Line Bank

BOWIE, Md., July 02, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares Inc., the parent company of Old Line Bank, announced Rosie Allen-Herring, President and CEO of United Way of the National Capital Area, has been appointed to the Board of Directors for Old Line Bancshares, Inc. and its wholly owned subsidiary, Old Line Bank, effective June 27, 2018.

For the last five years, Ms. Allen-Herring has been President and CEO of United Way NCA which serves to impact our communities through education, health and financial stability initiatives.  Prior to this, she was a Finance and Investment Executive with Fannie Mae Corporation for over twenty-one years. Her final role at Fannie Mae was Managing Director of the Community Investment and Engagement Division leading the company’s philanthropy efforts nationwide. Ms. Allen-Herring assists in key leadership roles with several organizations including serving on the Board of Directors for the Greater Washington Board of Trade, Washington Area Women’s Foundation and MedStar Health, Inc.

“We are delighted to have Rosie join our Board and know that her contributions will be invaluable to our organization,” said Craig E. Clark, Chairman of Old Line Bancshares, Inc.  “Rosie is a well-respected leader in our community and she understands the collective impact community banking brings to our area.”

Ms. Allen-Herring holds a B.A. in Economics from Howard University, an M.B.A. from Strayer University and was an International Fellow of the United States-Southern Africa Center for Leadership and Public Values at the University of Cape Town (SA) Graduate School of Business and Duke University Graduate School of Public Policy.  She is also a graduate of the Harvard Business School’s Strategic Perspectives in Non-profit Management Program.

In addition to Allen-Herring, Old Line Bancshares Board of Directors consists of Craig Clark, Gregory Proctor Jr., Steven Breeden, James Clifford Sr., James Cornelsen, Stephen Deadrick, James Dent, André Gingles, Thomas H. Graham, Eric Hovde, Gail Manuel, Jeffrey Rivest, Joseph Thomas, Suhas Shah and John Suit II.

About Old Line Bank

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has more than 35 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Baltimore City, Calvert, Carroll, Charles, Frederick, Harford, Howard, Montgomery, Prince George’s and St. Mary’s. It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Old Line Bank Contact:

James W. Cornelsen

President and Chief Executive Officer

(301)-430-2530

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/095338e6-e594-4031-b4be-49a447d75d14